                                                                     EXHIBIT (d)




                     AMENDMENT TO THE INVESTMENT MANAGEMENT
                       AGREEMENT FOR TIAA-CREF LIFE FUNDS



      AMENDMENT, dated September 3, 2002, to the Investment Management Agreement dated November 30, 1998 (the "Agreement"), as amended, by and between TIAA-CREF Life Funds (the "Fund") and Teachers Advisors, Inc. ("Advisors").



      WHEREAS, the Fund currently consists of five series, currently known as the Stock Index Fund, Growth Equity Fund, Growth & Income Fund, International Equity Fund and Social Choice Equity Fund;



      WHEREAS, the Fund has established three additional series as of the date hereof, which shall be known as the Large-Cap Value Fund, the Small-Cap Equity Fund, and the Real Estate Securities Fund;



      WHEREAS, Advisors is willing to provide or arrange to provide overall management of the Fund and the Funds, including the three additional series; and



      WHEREAS, Advisors is willing to decrease the fees it receives for overall management of the currently existing Funds;



      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Fund and Advisors hereby agree as follows:



      1. Section 3(a) of the Agreement shall be amended to read as follows:



      For the services rendered, the facilities furnished and expenses assumed by Advisors, the Fund shall pay to Advisors at the end of each calendar month a fee calculated as a percentage of the average value of the net assets each day for each Fund during that month at the following annual rates:



      Large-Cap Value Fund                                              0.24%

      Small-Cap Equity Fund                                             0.10%

      Real Estate Securities Fund                                       0.25%

      Growth Equity Fund                                                0.25%

      Growth & Income Fund                                              0.23%

      International Equity Fund                                         0.29%

      Stock Index Fund                                                  0.06%

      Social Choice Equity Fund                                         0.07%

      IN WITNESS WHEREOF, the Fund and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.



TIAA-CREF LIFE FUNDS



By: Martin E. Galt, III            Attest: Abby L. Ingber
-----------------------            ----------------------
                                   Title: Senior Counsel and Assistant Secretary




TEACHERS ADVISORS, INC.



By: Scott C. Evans                 Attest: Abby L. Ingber
------------------                 ----------------------
Title: Executive Vice President    Title: Senior Counsel and Assistant Secretary